Allegiance Investment Trust
800 North Brand Boulevard, Suite 800
Glendale, California 91203


Ladies and Gentleman:

The undersigned hereby subscribes for the purchase of ____________ shares of beneficial interest (the "Shares") of Allegiance California Tax-Free Intermediate Bond Fund (the "Fund"), a separate series of Allegiance Investment Trust (the "Trust"), at $____ per share for a total investment of $___________. In connection with said subscription, the undersigned hereby represents that:


         1. There is no present reason to anticipate any change in circumstances or any other occasion or event that would cause the undersigned to sell or redeem the Shares shortly after the purchase thereof.

         2. There are no agreements or arrangements between the undersigned and the Trust, or any of its officers, trustees, employees or investment manager of the Fund, or any affiliated persons thereof with respect to the resale, future distribution or redemption of the Shares.

         3. The sale of the Shares will only be made by redemption to the Fund and not by transfer to any third party without the consent of the Trust.

         4. The undersigned is aware that in issuing and selling these Shares, the Fund and the Trust are relying upon the aforementioned representations.




Dated: [_________, 1999]                     By:  ______________________________